Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Pilgrim Bancshares, Inc.   |  Cohasset, Massachusetts

PROPOSED HOLDING COMPANY FOR:

Pilgrim Bank   |   Cohasset, Massachusetts

Dated as of February 14, 2014

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

February 14, 2014

Board of Trustees

Conahasset Bancshares, MHC

Boards of Directors

Conahasset Bancshares, Inc.

Pilgrim Bancshares, Inc. Pilgrim Bank

40 South Main Street

Cohasset, Massachusetts 02025

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 4, 2014, the Board of Trustees of Conahasset Bancshares, MHC, (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Conahasset Bancshares, Inc., a Maryland corporation (“Bancshares”), adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Bancshares, which currently owns all of the issued and outstanding common stock of Pilgrim Bank, Cohasset, Massachusetts (“Pilgrim Bank” or the “Bank”) will be succeeded by a Maryland corporation with the name of Pilgrim Bancshares, Inc. (“Pilgrim Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Pilgrim Bancshares or the Company.

Pilgrim Bancshares will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans including Pilgrim Bank’s employee stock ownership plan (the “ESOP”), as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Trustees

Boards of Directors

February 14, 2014

guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Pilgrim Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Pilgrim Bancshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $725,000 and will be funded with Pilgrim Bancshares common stock contributed by the Company in an amount equal to 3.0% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Pilgrim Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2009 through December 31, 2013 and a review of various unaudited information and internal financial reports through December 31, 2013, and due diligence related discussions with the Company’s management; Shatswell, MacLeod & Company, PC, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C. the Company’s conversion counsel and Keefe Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In

Board of Trustees

Boards of Directors

February 14, 2014

addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Pilgrim Bancshares operates and have assessed Pilgrim Bancshares’ relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Pilgrim Bancshares and the industry as a whole. We have analyzed the potential effects of the stock conversion on Pilgrim Bancshares’ operating characteristics and financial performance as they relate to the pro forma market value of Pilgrim Bancshares. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Pilgrim Bancshares’ financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Pilgrim Bancshares’ representation that the information contained in the regulatory applications and additional information furnished to us by Pilgrim Bancshares and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Pilgrim Bancshares, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Pilgrim Bancshares. The valuation considers Pilgrim Bancshares only as a going concern and should not be considered as an indication of Pilgrim Bancshares’ liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Pilgrim Bancshares and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Pilgrim Bancshares’ stock alone. It is our understanding that there are no current plans for selling control of Pilgrim Bancshares following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Pilgrim Bancshares’ common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Trustees

Boards of Directors

February 14, 2014

Valuation Conclusion

It is our opinion that, as of February 14, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $16,995,000 at the midpoint, equal to 1,699,500 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $14,445,750 and a maximum value of $19,544,250. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,444,575 at the minimum and 1,954,425 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $22,475,890 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,247,589. Based on this valuation range, the offering range is as follows: $14,025,000 at the minimum, $16,500,000 at the midpoint, $18,975,000 at the maximum and $21,821,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,402,500 at the minimum, 1,650,000 at the midpoint, 1,897,500 at the maximum and 2,182,125 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Pilgrim Bancshares immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Pilgrim Bancshares as of December 31, 2013, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Pilgrim Bancshares, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for

Board of Trustees

Boards of Directors

February 14, 2014

financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Pilgrim Bancshares’ stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

PILGRIM BANCSHARES, INC.

PILGRIM BANK

Cohasset, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Activity		1.16
Legal Proceedings		I.16

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.4
Regional Economy		II.6
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

PILGRIM BANCSHARES, INC.

PILGRIM BANK

Cohasset, Massachusetts

(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.13
	C.	The Acquisition Market	IV.13
8.	Management		IV.16
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.17
Valuation Approaches:			IV.17
1.	Price-to-Earnings (“P/E”)		IV.19
2.	Price-to-Book (“P/B”)		IV.19
3.	Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings			IV.21
Valuation Conclusion			IV.22

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

PILGRIM BANCSHARES, INC.

PILGRIM BANK

Cohasset, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers in Boston MSA	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.15
4.4	Public Market Pricing	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Pilgrim Bank or the “Bank”, chartered in 1916, is a Massachusetts chartered stock savings bank headquartered in Cohasset, Massachusetts. In 2010, Pilgrim Bank reorganized into the mutual holding company structure, forming Conahasset Bancshares, MHC, a Massachusetts mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of Conahasset Bancshares, Inc., a Maryland corporation (“Bancshares”). Pilgrim Bank is the wholly owned subsidiary of Bancshares. Pilgrim Bank serves the Boston metropolitan area through the main office and two full service branch offices. The main office and one branch are located in Cohasset (Norfolk County) and the other branch is located in Marion (Plymouth County). A map of Pilgrim Bank’s office locations is provided in Exhibit I-1. Pilgrim Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2013, the MHC had consolidated total assets of $171.6 million, total deposits of $153.7 million and total equity of $12.5 million equal to 7.3% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On March 4, 2014, the Board of Trustees of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, Bancshares, which currently owns all of the issued and outstanding common stock of Pilgrim Bank will be succeeded by a Maryland corporation with the name of Pilgrim Bancshares, Inc., a newly formed Maryland stock holding company (“Pilgrim Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Pilgrim Bancshares or the Company.

Pilgrim Bancshares will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans including Pilgrim Bank’s employee stock ownership plan (the “ESOP”), as such terms are defined in the Company’s prospectus for purposes applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Pilgrim Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Pilgrim Bancshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $725,000 and will be funded with Pilgrim Bancshares common stock contributed by the Company in an amount equal to 3.0% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Pilgrim Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Pilgrim Bancshares maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Pilgrim Bancshares’ operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originations of 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of retail customers and businesses in the communities that are served by the Company. Growth strategies are emphasizing increased lending diversification that targets growth of commercial real estate, multi-family and commercial business loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities guaranteed by government sponsored enterprises (“GSEs”) constitute the major portion of the Company’s investment portfolio, with other investments consisting of U.S. Government and agency obligations, municipal bonds and a small balance of mutual funds.

Deposits have consistently served as the primary interest-bearing funding source for the Company, as the Company’s utilization of borrowings has typically been limited. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base, with the concentration of core comprising total deposits increasing in recent years. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings utilized the Company consist of FHLB advances.

Pilgrim Bancshares’ earnings base is largely dependent upon net interest income and operating expense levels. The Company has maintained a relatively stable net interest margin during the past three years. Redeployment of lower yielding cash and investments into loan growth has helped to preserve the Company’s net interest margin in the prevailing interest rate environment, where financial institutions in general have experienced interest rate spread compression due to interest-earning asset yields declining more significantly relative to interest-bearing funding costs. Operating expense ratios have also trended higher over the past few years, which have been mostly related to normal cost increases and higher occupancy expenses resulting from the renovation and build out of the main office. Historically, non-interest operating income has been a limited contributor to earnings, reflecting the Company’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services. Growth of non-operating income is a strategic initiative for the Company, pursuant to which the Company is seeking to build full service banking relationships with its retail and commercial customers that will generate increased revenues derived from fee-based products and services.

The post-offering business plan of the Company is expected to continue to focus on operating and growing a profitable institution. Accordingly, Pilgrim Bancshares will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Boston metropolitan area.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The Company’s Board of Directors has elected to complete a public stock offering to sustain recent growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Pilgrim Bancshares’ funding costs. Additionally, Pilgrim Bancshares’ higher equity-to-assets ratio will also better position the Company to implement growth strategies, which will emphasize loan growth funded by retail deposits. The projected uses of proceeds are highlighted below.

•

Pilgrim Bancshares, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to fund the Foundation, are expected to be primarily invested into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Pilgrim Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Pilgrim Bancshares’ operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years. From yearend 2009 through yearend 2013, Pilgrim Bancshares’ assets increased at a 1.8% annual rate. During the period covered in Table 1.1, the Company was not in a position to pursue a strategy of more aggressive asset growth due to its relatively low capital position. Asset growth was largely driven by loan growth, which was partially funded with redeployment of cash and investments. Asset growth was funded by deposit growth and a slight increase in borrowings. A summary of Pilgrim Bancshares’ key operating ratios for the past three years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

Pilgrim Bancshares, Inc.

Historical Balance Sheet Data

	At December 31,										12/31/09- 12/31/13 Annual. Growth Rate
	2009		2010		2011		2012		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$159,939	100.00%	$163,380	100.00%	$170,321	100.00%	$172,541	100.00%	$171,556	100.00%	1.77%
Cash and cash equivalents	10,114	6.32%	18,357	11.24%	19,869	11.67%	21,141	12.25%	8,991	5.24%	-2.90%
Investment securities/CDs	22,714	14.20%	21,572	13.20%	29,092	17.08%	26,484	15.35%	18,261	10.64%	-5.31%
Loans receivable, net	114,545	71.62%	112,141	68.64%	108,753	63.85%	112,618	65.27%	132,923	77.48%	3.79%
FHLB stock /Co-op Central Reserve Fund	1,256	0.79%	1,256	0.77%	1,266	0.74%	1,141	0.66%	1,051	0.61%	-4.36%
Bank-owned life insurance	1,945	1.22%	2,011	1.23%	2,072	1.22%	2,129	1.23%	2,181	1.27%	2.90%

Deposits	$147,070	91.95%	$149,150	91.29%	$154,683	90.82%	$156,653	90.79%	$153,732	89.61%	1.11%
Borrowings	2,292	1.43%	2,972	1.82%	3,641	2.14%	3,307	1.92%	5,000	2.91%	21.53%
						0.00%
Equity	$10,362	6.48%	$11,030	6.75%	$11,665	6.85%	$12,374	7.17%	$12,504	7.29%	4.81%

Loans/Deposits		77.88%		75.19%		70.31%		71.89%		86.46%

Number of offices	3		3		3		3		3

(1)	Ratios are as a percent of ending assets.

Sources:	Pilgrim Bancshares’ prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Pilgrim Bancshares’ loans receivable portfolio increased at a 3.8% annual rate from yearend 2009 through yearend 2013, with the loan portfolio declining during 2010 and 2011 followed by growth in 2012 and 2013. The most significant loan growth was realized during 2013, which was primarily attributable to growth of 1-4 family loans supplemented with growth of commercial real estate loans, multi-family loans and commercial business loans. Growth of the 1-4 family loan portfolio was due in part to the retention of more originations of conforming 30-year fixed rate for investment, instead of selling those loans to the secondary market. The Company’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 71.6% at yearend 2009 to 77.5% at yearend 2013.

Trends in the Company’s loan portfolio composition over the past two years show that the concentration of 1-4 family residential mortgage loans comprising total loans has increased from 67.1% of total loans at yearend 2012 to 69.2% of total loans at yearend 2013. Commercial real estate and multi-family loans constitute the primary areas of loan portfolio diversification for the Company. At yearend 2013 commercial real estate and multi-family loans comprised 14.5% and 7.4% of total loans, respectively, versus 13.8% and 6.0% of total loans at yearend 2012. Other areas of lending diversification for the Company include home equity loans and lines of credit, construction loans, commercial business loans and consumer loans, with each of those loan types comprising 3.0% or less of total loans at yearend 2013.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Pilgrim Bancshares’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into liquid funds held as a deposit at the Bank. Since yearend 2009, the Company’s level of cash and investment securities (inclusive of FHLB stock and investment in The Co-operative Central Reserve Fund) ranged from a low of 16.5% of assets at yearend 2013 to a high of 29.5% of assets at yearend 2011. The decrease in the balance of cash and investments during 2013 was largely related to redeployment of those funds for purposes of funding loan growth. Mortgage-backed securities totaling $6.2 million comprised the most significant component of the Company’s investment portfolio at December 31, 2013. Other investments held by the Company at December 31, 2013 consisted of municipal bonds ($4.4 million), U.S. Government and federal agency obligations ($2.3 million) and mutual funds ($782,000). The Company sold its mutual investment in January 2014. As of December 31, 2013, the Company maintained $13.5 million of investment securities as available-for-sale and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

$254,000 of investment securities as held-to-maturity. The available-for-sale portfolio had a net unrealized loss of $341,000 at December 31, 2013. Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $4.5 million of interest-bearing time deposits with other banks, $9.0 million of cash and cash equivalents and $1.1 million of FHLB stock and investment in The Co-operative Central Reserve Fund.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of one of the Company’s current employees and three former employees of the Company. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2013, the cash surrender value of the Company’s BOLI equaled $2.2 million.

Since yearend 2009, Pilgrim Bancshares’ funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2009 through yearend 2013, the Company’s deposits increased at a 1.1% annual rate. Deposits trended higher from yearend 2009 through yearend 2012, which was followed by a decline in deposits during 2013. Deposit growth trends reflect that deposit growth has consisted of transaction and savings account deposits, which has been offset by a decline in certificates of deposit (“CDs”). Core deposits comprised 55.3% of average total deposits for the year ended December 2013, versus 52.8% of average total deposits for the year ended December 31, 2012.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From yearend 2009 through yearend 2013, borrowings increased from $2.3 million or 1.4% of assets at yearend 2009 to $5.0 million or 2.9% of assets at yearend 2013. The Company’s utilization of borrowings has been limited to FHLB advances.

The Company’s equity increased at a 4.8% annual rate from yearend 2009 through yearend 2013, which was largely related to retention of earnings. All of the Company’s capital is tangible capital and Pilgrim Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2013. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Pilgrim Bancshares’ ROE will initially be depressed following its stock conversion as the Company’s pro forma capital position will be significantly higher following the infusion of net stock proceeds into capital.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years. The Company’s reported earnings ranged from $368,000 or 0.22% of average assets during 2013 to $742,000 or 0.44% of average assets during 2012. The lower earnings reported for 2013 was largely due to a write-down of investment securities. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has generally been somewhat of limited source of earnings for the Company. Loan loss provisions and non-operating gains and losses typically have not had a significant impact on earnings.

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.50% during 2009 to a high of 3.08% during 2010. For 2013, the Company’s net interest income to average assets ratio equaled 2.80%. The decline in the Company’s net interest income ratio was largely attributable to interest rate spread compression that has resulted from a more significant decrease in the yield earned on interest-earnings assets relative to the cost of interest-bearing liabilities. As the result of the prolonged low interest rate environment, the decline in yield earned on less rate sensitive interest-earning assets has become more significant relative to the decline in rate paid on more rate sensitive liabilities which had more significant downward repricing earlier in the prevailing interest rate environment. The decrease in average yields earned on interest-earning assets for 2011 and 2012 was also related to the increase in the concentration of lower yielding cash and investments that comprised interest-earning assets. Comparatively, for 2013, the decline in yield earned on interest-earning assets was somewhat offset by the increase in comparatively higher yielding loans that comprised interest-earning assets. Overall, during the past three years, the Company’s interest rate spread decreased slightly from 2.99% during 2011 to 2.96% during 2013. The Company’s net interest rate spreads and yields and costs for the past three years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from $462,000 or 0.28% of average assets during 2011 to $936,000 or 0.55% of average assets during 2012. For 2013, non-interest operating income amounted to $593,000 or 0.35% of average assets. The relatively

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

Pilgrim Bancshares, Inc.

Historical Income Statements

For the Year Ended December 31,
2009	2010	2011	2012	2013
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$7,325	4.65%	$7,040	4.35%	$6,415	3.84%	$6,045	3.59%	$5,963	3.49%
Interest expense	(3,381)	-2.15%	(2,054)	-1.27%	(1,649)	-0.99%	(1,314)	-0.78%	(1,175)	-0.69%

Net interest income	$3,944	2.50%	$4,986	3.08%	$4,766	2.86%	$4,731	2.81%	$4,788	2.80%
Provision for loan losses	(135)	-0.09%	(269)	-0.17%	(200)	-0.12%	(156)	-0.09%	—	0.00%

Net interest income after provisions	$3,809	2.42%	$4,717	2.92%	$4,566	2.74%	$4,575	2.72%	$4,788	2.80%
Non-interest operating income	$526	0.33%	$544	0.34%	$462	0.28%	$936	0.56%	$593	0.35%
Operating expense	(3,905)	-2.48%	(3,805)	-2.35%	(4,184)	-2.51%	(4,423)	-2.63%	(4,611)	-2.70%

Net operating income	$430	0.27%	$1,456	0.90%	$844	0.51%	$1,088	0.65%	$770	0.45%

Non-Operating Income/(Losses)
Gain (loss) on sales and calls of securities, net	$170	0.11%	$3	0.00%	$4	0.00%	$93	0.06%	$5	0.00%
Writedown of securities	—	0.00%	(335)	-0.21%	(42)	-0.03%	(52)	-0.03%	(247)	-0.14%

Net non-operating income(loss)	$170	0.11%	($332)	-0.21%	($38)	-0.02%	$41	0.02%	($242)	-0.14%

Net income before tax	$600	0.38%	$1,124	0.70%	$806	0.48%	$1,129	0.67%	$528	0.31%
Income tax provision	(189)	-0.12%	(414)	-0.26%	(270)	-0.16%	(387)	-0.23%	(160)	-0.09%

Net income (loss)	$411	0.26%	$710	0.44%	$536	0.32%	$742	0.44%	$368	0.22%

Adjusted Earnings
Net income	$411	0.26%	$710	0.44%	$536	0.32%	$742	0.44%	$368	0.22%
Add(Deduct): Non-operating income	(170)	-0.11%	332	0.21%	38	0.02%	(41)	-0.02%	242	0.14%
Tax effect (2)	68	0.04%	(133)	-0.08%	(15)	-0.01%	16	0.01%	(97)	-0.06%

Adjusted earnings	$309	0.20%	$909	0.56%	$559	0.33%	$717	0.43%	$513	0.30%

Expense Coverage Ratio (3)	1.01	x	1.31	x	1.14	x	1.07	x	1.04	x
Efficiency Ratio (4)	87.63%	68.81%	80.03%	78.05%	85.71%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources:	Pilgrim Bancshares’ prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

high non-interest operating income reported for 2012 was primarily attributable to an increase in gains on the sale of loans. Customer service fees and rental income were the largest sources of non-interest operating income for the Company during 2013. Comparatively, gains on the sale of loans accounted for the largest source of non-interest operating income during 2012.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $3.8 million or 2.35% of average assets during 2010 to a high of $4.6 million or 2.70% of average assets during 2013. In addition to higher operating expenses, the increase in the Company’s operating expense to average assets ratio has been the result of very limited assets growth since 2011. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, during the past five years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from 1.01x during 2009 to 1.31x during 2010 and equaled 1.04x during 2013. Similar trends were reflected in the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) over the past five years, with the Company’s efficiency ranging from 87.63% during 2009 to 68.81% during 2010 and equaled 85.71% during 2013.

During the period covered in Table 1.2, the amount of loan loss provisions ranged from zero during 2013 to $269,000 or 0.17% of average assets during 2010. The Company was in a position of not having to increase its loan loss allowance in 2013, due to a significant decrease in non-performing loans. As of December 31, 2013, the Company maintained loan loss allowances of $742,000, equal to 0.56% of total loans and 31.55% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past three years.

Non-operating gains and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.2, ranging from a non-operating loss of $332,000 or 0.21% of average assets during 2010 to non-operating gains of $170,000 or 0.11% of average assets during 2009. For 2013, the Company reported a non-operating loss of $242,000 or 0.14% of average assets. The non-operating loss in 2013 consisted of a $247,000 write-down of investment securities netted against a $5,000 gain on sale of investment securities. The Company’s non-operating income is viewed as non-recurring income.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

The Company’s effective tax rate ranged from 30.30% during 2013 to 36.83% during 2010. As set forth in the prospectus, the Company’s marginal effective tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. Comparatively, the Company’s net interest margin has benefited from the declining and low interest rate environment that has prevailed in recent years. However, as interest rates have remained at historically low levels for an extended period of time, the Company has experienced some modest interest spread compression as the average yield earned on interest-earning assets has started to decline more relative to the average rate paid on interest-bearing liabilities. The Company’s interest rate risk analysis as of September 30, 2013 indicates that in the event of a 200 basis point increase in interest rates over a one year period, net interest income would decrease by 5.72% and Economic Value of Equity would decrease by 33.83%, which were within policy limits (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling some originations of conforming fixed rate 1-4 family loans with terms of 30 years, investing in debt securities with maturities of less than five years, maintaining most of the investment portfolio as available for sale and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of December 31, 2013, of the Company’s total loans due after December 31, 2014, ARM loans comprised 52.7% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with terms of more than one year and emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 55.3% of the Company’s average total deposits during the year ended December 31, 2013.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Lending Activities and Strategy

Pilgrim Bancshares’ lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans, multi-family loans and commercial business loans as the primary areas of targeted loan growth. Other areas of lending diversification for the Company include construction loans, home equity loans and lines of credit and consumer loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be partially constrained by the sale of some conforming fixed rate loan originations with terms of 30 years. Exhibit I-9 provides historical detail of Pilgrim Bancshares’ loan portfolio composition for the past two years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2013.

1-4 Family Residential Loans. Pilgrim Bancshares offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are generally underwritten to secondary market guidelines, as the Company’s current philosophy is to periodically sell originations of conforming 30-year fixed rate loans. Loans are generally sold on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of three or five years and then reprice annually for the balance of the loan term. ARM loans are indexed to the 1-year FHLB advance rate. Fixed rate loans are offered for terms of seven through 30 years. Jumbo loans comprise approximately half of the Company’s 1-4 family loan portfolio, as home prices in the Company’s market area are relatively high in general particularly with respect to Norfolk County. As of December 31, 2013, the Company’s outstanding balance of 1-4 family loans equaled $92.4 million or 69.2% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans with amortization terms up 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a ten year draw period followed by a five year repayment period. The Company will originate home equity loans and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

lines of credit up to a maximum loan-to value (“LTV”) ratio of 75.0%, inclusive of other liens on the property. As of December 31, 2013, the Company’s outstanding balance of home equity loans and lines of credit totaled $4.0 million or 3.0% of total loans outstanding.

Construction Loans. Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Company’s 1-4 family construction lending activities consist of construction loans, which convert to a permanent loan at the end of the construction period. Commercial real estate/multi-family construction loans are mostly extended for renovation of existing properties. Residential and commercial construction loans are interest only loans during the construction period and are generally offered up to a maximum LTV ratio of 80.0% of the appraised value of the completed property. As of December 31, 2013, Pilgrim Bancshares’ outstanding balance of construction loans equaled $3.5 million or 2.6% of total loans outstanding

Commercial Real Estate and Multi-family Loans. The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. Pilgrim Bancshares originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate/multi-family loans are originated as fixed rate loans for terms of up to 25 years, with a five year balloon provision. Commercial real estate and multi-family loans are priced off of the 5-year FHLB advance rate. Properties securing the commercial real estate loan portfolio include investor loans for 1-4 family properties, office buildings, owner-occupied businesses, strip mall centers, mixed-use properties and apartments. As of December 31, 2013, the Company’s outstanding balance of commercial real estate loans totaled $19.4 million equal to 14.5% of total loans outstanding and the balance of multi-family loans outstanding totaled $9.9 million equal to 7.4% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Company consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal and generally have terms ranging from three to five years or less. The commercial business loan portfolio primarily consists of purchased USDA guaranteed agricultural loans and, to a lesser extent, loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to finance the short-term cash flow needs

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

of businesses. Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. To facilitate growth of commercial business loans, the Company was recently approved as a Small Business Administration lender. As of December 31, 2013, Pilgrim Bancshares’ outstanding balance of commercial business loans equaled $2.5 million or 1.9% of total loans outstanding.

Consumer Loans. The Company’s consumer lending activities have been somewhat limited, with the largest portion of the portfolio consisting of auto loans purchased from another financial institution. The balance of the consumer loan portfolio consists largely of auto loans originated by the Company, loans secured by deposit, and personal lines of credit. As of December 31, 2013, the consumer loan portfolio totaled $1.9 million or 1.5% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past two years. Total loans originated decreased from $54.3 million in 2012 to $40.4 million in 2013. The decrease in loans originated during 2013 was related to a decrease in 1-4 family loan originations, as 1-4 family lenders in general experienced a decline in refinancing volume during 2013. Originations of 1-4 family loans decreased from $37.1 million in 2012 to $21.2 million in 2013. Beyond 1-4 family loan originations, commercial real estate/multi-family loans and construction loans constituted the most active lending areas for the Company during the past two years. The Company’s self-generated loan production was supplemented with $10.9 million of purchased 1-4 family loans during 2013. In 2012 the Company sold $12.0 million of 1-4 family loans and did not sell any loans during 2013. Loan originations and purchases exceeded principal repayments during 2013. Overall, net loans receivable increased from $112.6 million at yearend 2012 to $132.9 million at yearend 2013.

Asset Quality

The Company’s historical 1-4 family lending emphasis and emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures. However, with the onset of the national recession and financial crisis, the Company experienced some credit quality deterioration in its loan portfolio as well as

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

impairment of investment securities. Most of the losses on investments securities were recorded prior to 2009. Pilgrim Bancshares’ balance of non-performing assets totaled $2.4 million or 1.37% of assets at yearend 2013, versus total non-performing assets of $4.9 million or 2.85% of assets at yearend 2012. As shown in Exhibit I-12, non-performing assets at December 31, 2013 consisted entirely of non-accruing loans. Non-accruing loans held by the Company at December 31, 2013 were highly concentrated in 1-4 family loans ($2.3 million) with the remaining non-accruing loan balance consisting of $8,000 of home equity loans and lines of credit.

To track the Company’s asset quality and the adequacy of valuation allowances, Pilgrim Bancshares has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2013, the Company maintained loan loss allowances of $742,000, equal to 0.56% of total loans outstanding and 31.55% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2013 deposits accounted for 96.9% of Pilgrim Bancshares’ interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition for the past three years. Transaction and savings account deposits constituted 55.3% of average total deposits for the year ended December 31, 2013, as compared to 52.8% of average total deposits for the year ended December 31, 2012. The increase in the concentration of core deposits comprising total deposits during 2013 was realized through a decrease in CDs and growth of core deposits. Most of the growth of core deposits has consisted of checking account deposits, although money market account deposits comprise the largest concentration of the Company’s core deposits. Money market account deposits comprised 46.6% of the Company’s average total core deposits for the year ended December 31, 2013.

The balance of the Company’s deposits consists of CDs, which equaled 44.7% of average total deposits for the year ended December 31, 2013 compared to 47.2% of average total deposits for the year ended December 31, 2012. Pilgrim Bancshares’ current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

The CD portfolio totaled $64.5 million at December 31, 2013 and $35.8 million or 55.6% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of December 31, 2013. As of December 31, 2013, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $35.4 million or 55.0% of total CDs. The Company did not hold any brokered CDs at December 31, 2013.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $5.0 million of FHLB advances at December 31, 2013 with a weighted average rate of 1.27%. FHLB advances held by the Company at December 31, 2013 consisted of $4.0 million of advances maturing in 2014 and $1.0 million of advances maturing in 2015. Exhibit I-15 provides further detail of the Company’s borrowings activities during the past two years.

Subsidiary Activity

Upon completion of the conversion, the Bank will become a wholly owned subsidiary of Pilgrim Bancshares. The Bank has three wholly-owned subsidiaries. 48 South Main Street Corporation is a Massachusetts investment corporation formed to hold certain of the Company’s investments for tax purposes. 40 South Main Street Realty Trust is a Massachusetts realty trust formed to hold the Company’s main office. 800 CJC Realty Corporation is a Massachusetts realty trust formed to hold certain real estate owned, although it did not hold any property at December 31, 2013. Additionally, it is contemplated that the Company will form another subsidiary for the sole purpose of funding the loan to the Bank’s ESOP.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Pilgrim Bancshares serves the Boston Metropolitan Statistical Area (“MSA”) through the main office in Cohasset, Massachusetts and two branch offices. One of the branches is located in Cohasset, and the other branch office is located in Marion. Cohasset is located in Norfolk County, and Marion is located in Plymouth County. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence, and many of which are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston MSA has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters, including healthcare, financial services and technology.

Future growth opportunities for Pilgrim Bancshares depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing and non-manufacturing activity continued to expand in July 2013. Job growth for the U.S. slowed during July, as the U.S. economy added 162,000 jobs during July, which was below forecasted job growth of 184,000 jobs, and the July unemployment rate nudged down to 7.4%. Housing starts and existing home sales rose in July compared to June, while new home sales declined from June to July. Durable-goods orders showed a sharp decline in July, as aircraft demand and business spending weakened. However, exclusive of

RP® Financial, LC.	MARKET AREA
II.2

the transportation category, July durable-goods orders still showed a slight decline. Expansion in the manufacturing and non-manufacturing sectors continued in August, while the August jobs report showed the pace of hiring remained sluggish. The U.S. economy added 169,000 jobs in August and the unemployment rate edged down to 7.3%. Notably, the number of jobs added during July was revised down from 162,000 to 104,000. The positive trends in housing starts and existing home sales were sustained during August, with existing home sales rising to their highest level in six and one-half years. New homes sales were also up solidly in August compared to July. The delayed release of employment data for September showed 148,000 jobs were added in September, which was less than forecasted, and the unemployment rate edged down slightly to 7.2%. Pending home sales declined for the fourth consecutive month in September, as higher mortgage interest rates and home prices curbed buying power. Retail sales were down slightly in September, but core September retail sales which excludes autos were up slightly. Third quarter GDP increased at a 2.8% annual rate (subsequently revised to 4.1%), which marked the fastest growth in a year. Median home prices in U.S. metropolitan areas increased 12.5% during the third quarter compared to the year ago quarter.

Manufacturing activity grew for a fifth consecutive month in October 2013, with the PMI index rising to its highest level in more than two years. Service sector activity also continued to expand in October. The employment report for October showed that 204,000 jobs were added, while the October unemployment rate edged up to 7.3%. Despite the partial government shutdown in early-October, retail sales increased in October. Existing home sales declined in October, which was viewed as a potential sign that rising interest rates were starting to weigh on the housing recovery. The pace of manufacturing activity accelerated further in November, while service sector activity grew at a slightly lower rate in November. Employment growth remained steady in November, with 203,000 jobs being added and the November unemployment rate hitting a five year low of 7.0%. New and existing home sales were down slightly in November compared to October, as home buyers faced higher interest rates and an increase in home prices. Bolstered by a rebound in consumer confidence, retail sales for November showed a healthy increase from October, While manufacturing activity expanded at a slightly lower rate in December, the PMI readings for November and December were the highest and second highest for 2013. Similarly, December service sector activity also grew at a slightly lower rate compared to November. December job growth was the lowest in almost three years, as only 74,000 jobs were added in December. However, the December unemployment rate dropped to 6.7%, which was mostly attributable to people leaving the labor force.

RP® Financial, LC.	MARKET AREA
II.3

The pace of manufacturing activity slowed considerably in January 2014, with the PMI reading declining to 5.2 points to 51.3. Comparatively, January service sector activity expanded at a slight faster pace, with PMI reading of 56.7 compared to 55.7 in December. January was the second straight month of weak job growth, with a tepid gain of 113,000 jobs. The January unemployment rate dipped to 6.6% in January.

In terms of interest rates trends over the past few quarters, interest rates edged higher at the start of the third quarter of 2013 as job growth for June came in stronger-than-expected. Assurances from the Federal Reserve Chairman that it would not raise short-term rates for some time after the unemployment rate hit 6.5%, along with a decline in consumer sentiment and weaker-than-expected June retail sales, translated into a slight decline in interest rates going into mid-July. Stable interest rates prevailed during the second half of July and the first half of August, as the Federal Reserve concluded its late-July meeting with keeping easy monetary policies in place. Interest rates climbed higher in mid-August, as news that weekly unemployment claims were the lowest since 2007 raised expectations that the Federal Reserve would start to reduce its $85 billion in monthly bond purchases. Despite economic data that generally reflected sluggish economic growth, the 10-year Treasury yield edged closer to 3.0% in the first week of September. Long-term Treasury yields eased lower during the second half of September, as the Federal Reserve concluded its two day meeting in mid-September by staying the course on its bond buying program in light of the prevailing uneven economic climate and potential for fiscal discord in Washington.

Treasury yields dipped lower at the beginning of October 2013, as hiring in the private sector increased less than expected during September. Stalled negotiations in Washington to avert the first ever default on the U.S. debt pushed Treasury yields higher going into mid-October, which was followed by a rally in Treasury bonds on news of an agreement in Washington that raised the debt ceiling and avoided an imminent default by the U.S. Government. A weaker than expected jobs report for September furthered the downward trend in interest rates, as investors became more confident that the Federal Reserve would leave its bond buying program unchanged. A sharp decline in October consumer confidence and an October employment report that continued to reflect a relatively slow pace of job growth provided for a stable interest rate environment at the end of October and into early-November. Long term Treasury yields edged higher in mid-November and then stabilized for the balance of November, as investors reacted to generally favorable October economic data and Congressional testimony by the Federal Reserve Chairman nominee Janet Yellen, in which she

RP® Financial, LC.	MARKET AREA
II.4

stated for a continuation of the Federal Reserve’s stimulus efforts. Signs of the economic recovery gaining momentum and the Federal Reserve’s mid-December announcement that it would begin to taper its stimulus program provided for a general upward trend in interest rates throughout December, with the 10-year Treasury yield edging above 3.0% in late-December.

Interest rates eased lower at the start of 2014, with the 10-year Treasury yield dipping below 3.0%. The weaker-than-expected jobs report for December furthered the downward trend in long-term Treasury yields heading into mid-January. The downward trend in long-term Treasury yields continued through the balance of January, as investors sought the safe haven of Treasury bonds amid turmoil in emerging markets and soft jobs data. The Federal Reserve concluded its late-January meeting by voting to scale back its bond buying program by another $10 billion. Soft economic data provided for a stable interest rate environment during the first half of February. As of February 14, 2014, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.11% and 2.75%, respectively, versus comparable year ago yields of 0.16% and 2.00%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2014 economic growth forecasts were largely unchanged, as annual GDP growth was not expected to top 3% through at least 2015. The unemployment rate was forecasted to stall, falling just 0.1% to 6.6% in June 2014 and 200,000 jobs were expected to be added per month over the next year. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 3.5% at the end of 2014. The surveyed economists also forecasted home prices would rise by 5.0% in 2014 . Housing starts were forecasted to continue to trend slightly higher in 2014.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Pilgrim Bancshares. Demographic data for Norfolk and Plymouth Counties, as well as for Massachusetts and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is largely suburban in nature. Norfolk and Plymouth Counties are two of the largest counties in Massachusetts, with populations of 0.7 million and 0.5 million respectively. Norfolk

RP® Financial, LC.	MARKET AREA
II.5

Table 2.1

Pilgrim Bancshares, Inc.

Summary Demographic Data

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)

Population (000)
USA	308,746	313,129	323,986	0.7%	0.7%
Massachusetts	6,548	6,607	6,757	0.5%	0.5%
Norfolk, MA	671	678	696	0.5%	0.5%
Plymouth, MA	495	500	511	0.5%	0.4%

Households (000)
USA	116,716	118,209	122,665	0.6%	0.7%
Massachusetts	2,547	2,567	2,637	0.4%	0.5%
Norfolk, MA	258	261	268	0.6%	0.5%
Plymouth, MA	181	182	188	0.3%	0.6%

Median Household Income ($)
USA	NA	50,157	56,895	NA	2.6%
Massachusetts	NA	62,403	73,930	NA	3.4%
Norfolk, MA	NA	80,955	90,098	NA	2.2%
Plymouth, MA	NA	72,330	81,310	NA	2.4%

Per Capita Income ($)
USA	NA	26,409	29,882	NA	2.5%
Massachusetts	NA	33,741	38,312	NA	2.6%
Norfolk, MA	NA	40,822	46,796	NA	2.8%
Plymouth, MA	NA	33,566	37,877	NA	2.4%

2012 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.6	27.4	27.1	16.6	9.2
Massachusetts	17.5	27.2	28.2	17.1	10.0
Norfolk, MA	18.4	23.9	29.4	17.5	10.7
Plymouth, MA	19.5	22.3	29.8	18.9	9.5

2012 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	24.7	25.1	29.9	20.3
Massachusetts	20.0	19.7	29.9	30.4
Norfolk, MA	14.2	16.2	28.6	41.0
Plymouth, MA	14.7	18.1	32.5	34.8

Source:	SNL Financial

RP® Financial, LC.	MARKET AREA
II.6

County, which has a larger commuter population that works in Boston, experienced moderate population growth from 2010 to 2012, at 0.5% annually. Plymouth County, which is a more distant market from Boston, also recorded an annual population growth rate of 0.5% over the past two years. Massachusetts’ 2010 to 2012 population growth rate matched the growth rate for the primary market area counties, which was slightly less than the comparable national annual population growth rate of 0.7%. Household growth rates show a comparatively stronger pace of household growth in Norfolk County, while Plymouth County’s rate of household growth was slightly less than the household growth rate for Massachusetts. Population and household growth trends are generally expected to continue over the next five years, although the rate of household growth in Plymouth County is projected to pick-up over the next five years.

Income measures show that Norfolk County is a relatively affluent market. Norfolk County is the wealthiest county in the state of Massachusetts and is characterized by a high concentration of white collar professionals who work in the Boston MSA. Plymouth County is the oldest municipality in New England and serves as a historical landmark with touristic attractions, commercial and industrial development, as well as prosperous residential neighborhoods. Median household income for Norfolk and Plymouth Counties are both well above the comparable U.S. and Massachusetts income measures. Per capita income for Norfolk County also significantly exceeds the national and state measures, while per capita income for Plymouth County approximates Massachusetts’ per capita income. Projected income growth measures were generally in line with the comparable projected growth rates for Massachusetts and the U.S.

Household income distribution measures provide another indication of the relative affluence of the Company’s primary market area counties. Norfolk and Plymouth Counties maintain relatively high percentages of households with income above $100,000, at 41.0% and 34.8%, respectively, as compared to 30.4% for Massachusetts and 20.3% for the U.S. Age distribution measures reflect that the market area counties have slightly older populations relative to Massachusetts and the U.S.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Norfolk and Plymouth Counties, as well as Massachusetts. Wholesale/retail employment represented the second largest employment

RP® Financial, LC.	MARKET AREA
II.7

sector in Norfolk and Plymouth Counties, followed by finance/insurance/real estate employment in Norfolk County and healthcare employment in Plymouth County. Compared to Plymouth County and Massachusetts, Norfolk County maintains higher levels of employment in finance/insurance/real estate, manufacturing, information and agriculture. Wholesale/retail trade, construction and transportation/utility constitute higher concentrations of employment in Plymouth County in comparison to Norfolk County and Massachusetts.

Table 2.2

Pilgrim Bancshares, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Norfolk	Plymouth
Employment Sector	Massachusetts	County	County
	(% of Total Employment)

Services	33.3%	30.1%	30.6%
Healthcare	10.7%	9.3%	10.4%
Government	4.7%	2.9%	4.7%
Wholesale/Retail Trade	24.4%	27.8%	29.9%
Finance/Insurance/Real Estate	8.2%	10.0%	5.6%
Manufacturing	8.5%	9.0%	6.7%
Construction	4.2%	4.9%	5.3%
Information	0.9%	1.0%	0.4%
Transportation/Utility	3.3%	2.8%	4.1%
Agriculture	0.9%	1.3%	1.2%
Other	0.8%	0.8%	1.1%

	100.0%	100.0%	100.0%

Source: SNL Financial

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Health care, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston and Plymouth rank as the nation’s top tourist destinations. Table 2.3 lists in detail the major employers in the Company’s market area. In addition, Plymouth County has also experienced

RP® Financial, LC.	MARKET AREA
II.8

commercial and industrial success in recent years, with downtown Plymouth and North Plymouth each becoming commercial centers, including a large industrial park, large retail developments, and a nuclear power plant.

Table 2.3

Pilgrim Bancshares, Inc.

Market Area Largest Employers in Boston MSA

Company/Institution	Industry	Employees

Massachusetts General Hospital	Health Care	14,752
Brigham and Women’s Hospital	Health Care	11,229
Boston University	Higher Education	9,783
Children’s Hospital, Boston	Health Care	7,903
State Street Bank & Trust Co	Finance and Insurance	7,800
Beth Israel Deaconess Med. Center	Health Care	6,695
Fidelity	Finance and Insurance	5,500
Harvard University	Higher Education	5,132
Northeastern University	Higher Education	4,484
Boston Medical Center	Health Care	4,217
Boston College	Higher Education	4,122
Tufts Medical Center	Health Care	3,692
Dana-Farber Cancer Institute	Health Care	3,607
John Hancock	Finance and Insurance	3,430

Source: Boston Redevelopment Authority, 2013.

Unemployment Trends

Comparative unemployment rates for Norfolk and Plymouth Counties, as well as for the U.S. and Massachusetts, are shown in Table 2.4. The November 2013 unemployment rates for Norfolk and Plymouth Counties, at 5.5% and 6.5% respectively, were both below the comparable unemployment rates for the U.S. and Massachusetts equal to 7.0% and 6.6%, respectively. However, in contrast to the U.S., Norfolk and Plymouth Counties, along with the state of Massachusetts, reported higher unemployment rates for November 2013 compared to a year ago.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

Pilgrim Bancshares, Inc.

Unemployment Trends

Region	November 2012 Unemployment	November 2013 Unemployment

USA	7.8%	7.0%
Massachusetts	6.1%	6.6%
Norfolk, MA	5.1%	5.5%
Plymouth, MA	6.1%	6.5%

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Norfolk and Plymouth Counties and, in particular, the areas that are nearby to Pilgrim Bancshares’ three branches. Table 2.5 displays deposit market trends from June 30, 2009 through June 30, 2013 for Pilgrim Bancshares, as well as for all commercial bank and savings institution branches located in the market area counties and the state of Massachusetts. Consistent with the state of Massachusetts, commercial banks maintained a larger market share of deposits than savings institutions in Norfolk and Plymouth Counties. For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in the market counties as well as in the state of Massachusetts. Overall, for the past four years, bank and thrift deposits increased at annual rates of 3.9% for both Norfolk and Plymouth Counties, which fell well below the state deposit growth rate of 11.0% annually.

The Company maintains its largest balance of deposits and largest deposit market share in Norfolk County, where the Company maintains its main office and one other branch location. As of June 30, 2013, Pilgrim Bancshares held small deposit market shares in Norfolk and Plymouth Counties, at 0.7% and 0.2% respectively. Since June 30, 2009, the Company’s deposits increased at a 0.4% annual rate in Norfolk County and at a 15.7% annual rate in Plymouth County. However the Company’s deposit market share decreased slightly by 0.1% in Norfolk County, while growing slightly by 0.1% in Plymouth County.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.5

Pilgrim Bancshares, Inc.

Deposit Summary

	As of June 30,
	2009			2013			Deposit Growth Rate 2009-2013
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches

	(Dollars in Thousands)						(%)

Massachusetts	$189,870,183	100.0%	2,245	$288,381,314	100.0%	2,218	11.0%
Commercial Banks	115,811,378	61.0%	1,046	225,589,069	78.2%	1,320	18.1%
Savings Institutions	74,058,805	39.0%	1,199	62,792,245	21.8%	898	-4.0%

Norfolk County	$17,347,122	100.0%	247	$20,221,583	100.0%	245	3.9%
Commercial Banks	8,953,209	51.6%	116	14,691,337	72.7%	169	13.2%
Savings Institutions	8,393,913	48.4%	131	5,530,246	27.3%	76	-9.9%
Pilgrim Bank	134,943	0.8%	2	136,908	0.7%	2	0.4%

Plymouth County	$6,955,727	100.0%	162	$8,102,005	100.0%	152	3.9%
Commercial Banks	3,429,971	49.3%	72	5,446,466	67.2%	98	12.3%
Savings Institutions	3,525,756	50.7%	90	2,655,539	32.8%	54	-6.8%
Pilgrim Bank	9,913	0.1%	1	17,777	0.2%	1	15.7%

Source: FDIC.

As implied by the Company’s low market shares of deposits in Norfolk and Plymouth Counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Pilgrim Bancshares. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Pilgrim Bancshares has sought to emphasize its community orientation in the markets served by its branches. In Norfolk County, there are a total of 47 banking institutions, with Pilgrim Bancshares holding the 26th largest market share of deposits. In Plymouth County there are 22 banking institutions and Pilgrim Bancshares holds the smallest deposit market share.

Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.6

Pilgrim Bancshares, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Norfolk County	Bank of America Corp	19.71%
	RBS	16.78%
	Santander	6.34%
	Pilgrim Bancshares, Inc.	0.67%	26 out of 47

Plymouth County	Independent Bank Corp.	23.24%
	HarborOne Bank	14.18%
	RBS	12.12%
	Pilgrim Bancshares, Inc.	0.19%	22 out of 22

Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Pilgrim Bancshares’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Pilgrim Bancshares is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Pilgrim Bancshares, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 103 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Pilgrim Bancshares

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Pilgrim Bancshares. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 New England institutions with assets less than $750 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Six companies met the criteria for Screen #1 and five were included in the Peer Group: Chicopee Bancorp, Inc. of Massachusetts, Georgetown Bancorp, Inc. of Massachusetts, Hampden Bancorp, Inc. of Massachusetts, Peoples Federal Bancshares, Inc. of Massachusetts and Wellesley Bancorp, Inc. of Massachusetts. Coastway Bancorp, Inc. of Rhode Island met the selection criteria, but was excluded from the Peer Group due to its recent conversion status (conversion completed January 2014). Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2 Mid-Atlantic institutions with assets less than $750 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Eight companies met the criteria for Screen #2 and five were included in the Peer Group: Alliance Bancorp, Inc. of Pennsylvania, FedFirst Financial Corp. of Pennsylvania, OBA Financial Services, Inc. of Maryland, Oneida Financial Corp. of New York and WVS Financial Corp. of Pennsylvania. The three companies which met the selection criteria, but were excluded from the Peer Group were CMS Bancorp, Inc. of New York, Carver Bancorp, Inc. of New York, and Prudential Bancorp, Inc. of Pennsylvania. CMS Bancorp was excluded as the result of being the target of an announced acquisition, Carver Bancorp was excluded as the result of its low level of common equity and resulting not meaningful price-to-book ratio and Prudential Bancorp was excluded due to its recent conversion status (conversions completed October 2013). Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Pilgrim Bancshares, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Pilgrim Bancshares’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

									As of February 14, 2014
Ticker	Financial Institution	Exchange	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
					($Mil)				($)	($Mil)

ALLB	Alliance Bancorp of Penn	NASDAQ	Broomall	PA	436	8	Dec	1/18/11	15.30	68
CBNK	Chicopee Bancorp Inc.	NASDAQ	Chicopee	MA	605	9	Dec	7/20/06	17.37	94
FFCO	FedFirst Financial Corp.	NASDAQ	Monessen	PA	323	7	Dec	9/21/10	20.06	47
GTWN	Georgetown Bancorp Inc.	NASDAQ	Georgetown	MA	247	3	Dec	7/12/12	14.75	27
HBNK	Hampden Bancorp Inc.	NASDAQ	Springfield	MA	696	10	Jun	1/17/07	15.96	90
OBAF	OBA Financial Services Inc	NASDAQ	Germantown	MD	390	7	Jun	1/22/10	19.00	77
ONFC	Oneida Financial Corp.	NASDAQ	Oneida	NY	714	13	Dec	7/7/10	12.34	87
PEOP	Peoples Federal Bancshares Inc	NASDAQ	Brighton	MA	585	8	Sep	7/7/10	18.08	116
WEBK	Wellesley Bancorp	NASDAQ	Wellesley	MA	421	4	Dec	1/26/12	18.50	45
WVFC	WVS Financial Corp.	NASDAQ	Pittsburgh	PA	296	6	Jun	11/29/93	12.00	25

(1)	As of September 30, 2013 or the most recent quarter end available.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Pilgrim Bancshares’ characteristics is detailed below.

•

Alliance Bancorp, Inc. of Pennsylvania. Selected due to relatively high equity-to-assets ratio, limited earnings contribution from sources of non-interest operating income, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

Chicopee Bancorp, Inc. of Massachusetts. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition and lending diversification emphasis on commercial real estate loans.

•	FedFirst Financial Corp. of Pennsylvania. Selected due to relatively high equity-to-assets ratio and lending diversification emphasis on commercial real estate loans.

•

Georgetown Bancorp, Inc. of Massachusetts. Selected due to Boston market area, similar asset size, same size of branch network, similar interest-earning asset composition, similar concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

Hampden Bancorp, Inc. of Massachusetts. Selected due to similar net interest income to average assets ratio, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

OBA Financial Services, Inc. of Maryland. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition, similar return on average assets, limited earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

•

Oneida Financial Corp. of New York. Selected due to similar interest-bearing funding composition, similar net interest income to average assets ratio and lending diversification emphasis on commercial real estate loans.

•

Peoples Federal Bancshares, Inc. of Massachusetts. Selected due to Boston market area, relatively high equity-to-assets ratio, similar interest-earning asset composition, similar net interest income to average assets ratio, minimal impact of loan loss provisions on earnings, limited earnings contribution from sources of non-interest operating income and similar concentration of mortgage-backed securities and 1-4 family loans comprising assets.

•

WCF Financial Corp. of Pennsylvania. Selected due to similar return on average assets, minimal impact of loan loss provisions on earnings and limited earnings contribution from sources of non-interest operating income.

•

Wellesley Bancorp of Massachusetts. Selected due to Boston market area, similar size of branch network, limited earnings contribution from sources of non-interest operating income, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (14.0% of assets versus 12.5% for all public companies), generated

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

similar core earnings as a percent of average assets (0.48% core ROAA versus 0.51% for all public companies), and earned a slightly lower core ROE (3.44% core ROE versus 04.01% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,478		$478
Market capitalization ($Mil)	$344		$68
Tangible equity/assets (%)	14.00%		12.52%
Core return on average assets (%)	0.51		0.48
Core return on average equity (%)	4.01		3.44

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.14	x	22.70	x
Price/tangible book (%)	113.87%		101.83%
Price/assets (%)	13.36		13.91

(1)	Based on stock market prices as of February 14, 2014.

Ideally, the Peer Group companies would be comparable to Pilgrim Bancshares in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Pilgrim Bancshares, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Pilgrim Bancshares and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2013 and September 30, 2013, respectively.

Pilgrim Bancshares’ equity-to-assets ratio of 7.3% was below the Peer Group’s average net worth ratio of 14.4%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will be similar to the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 7.3% and 14.0%, respectively. The increase in Pilgrim Bancshares’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet as a Percent of Assets
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity
Pilgrim Bancshares, Inc.
December 31, 2013		MA	5.24%	11.26%	1.27%	77.48%	89.61%	2.91%	0.00%	7.29%	0.00%	7.29%

All Public Companies
Averages			6.03%	20.83%	1.86%	66.92%	74.39%	10.71%	0.38%	13.23%	0.71%	12.52%
Medians			3.76%	16.71%	1.94%	69.25%	75.80%	8.54%	0.00%	12.35%	0.02%	11.33%

State of MA
Averages			6.13%	19.49%	1.78%	69.88%	69.09%	17.21%	0.24%	12.57%	0.49%	12.08%
Medians			5.12%	9.89%	1.42%	77.74%	70.26%	17.29%	0.00%	12.06%	0.00%	11.93%

Comparable Recent Conversions(2)
CWAY Coastway Bancorp, Inc.		RI	2.60%	0.00%	0.00%	87.40%	87.80%	3.70%	0.00%	7.30%	0.10%	7.20%

Comparable Group
Averages			6.08%	21.17%	2.26%	67.52%	72.37%	12.28%	0.00%	14.41%	0.41%	14.00%
Medians			4.96%	9.79%	2.41%	76.30%	73.47%	9.16%	0.00%	13.82%	0.00%	13.58%

Comparable Group
ALLB	Alliance Bancorp	PA	14.45%	13.57%	2.84%	65.79%	80.06%	0.81%	0.00%	17.58%	0.00%	17.58%
CBNK	Chicopee Bancorp Inc.	MA	8.86%	9.89%	2.33%	76.29%	80.10%	4.65%	0.00%	15.09%	0.00%	15.09%
FFCO	FedFirst Financial Corp.	PA	4.37%	9.68%	2.64%	81.16%	69.72%	13.18%	0.00%	16.52%	0.35%	16.16%
GTWN	Georgetown Bancorp Inc.	MA	3.36%	9.24%	1.16%	83.71%	65.54%	21.31%	0.00%	11.93%	0.00%	11.93%
HBNK	Hampden Bancorp Inc.	MA	5.12%	20.95%	2.45%	69.25%	69.76%	17.29%	0.00%	12.06%	0.00%	12.06%
OBAF	OBA Financial Services Inc	MD	9.37%	9.51%	2.37%	76.32%	74.30%	6.71%	0.00%	18.39%	0.00%	18.39%
ONFC	Oneida Financial Corp.	NY	4.80%	36.06%	2.52%	46.82%	85.29%	0.14%	0.00%	12.55%	3.74%	8.81%
PEOP	Peoples Federal Bancshares Inc	MA	6.35%	8.73%	3.42%	79.63%	72.63%	7.52%	0.00%	18.17%	0.00%	18.17%
WVFC	WVS Financial Corp.	PA	1.04%	85.02%	1.36%	11.59%	48.47%	40.40%	0.00%	10.84%	0.00%	10.84%
WEBK	Wellesley Bancorp	MA	3.07%	9.03%	1.55%	84.60%	77.76%	10.81%	0.00%	11.01%	0.00%	11.01%

			Balance Sheet Annual Growth Rates							Regulatory Capital
			Assets	MBS, Cash & Investments	Loans (1)	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tangible	Tier 1 Risk Based	Risk Based Capital
Pilgrim Bancshares, Inc.
December 31, 2013		MA	-0.57%	-42.39%	18.03%	-1.86%	51.19%	1.05%	1.05%	7.49%	12.74%	13.49%

All Public Companies
Averages			3.34%	4.23%	5.06%	3.80%	1.67%	4.67%	3.78%	12.61%	19.43%	20.53%
Medians			1.01%	-0.58%	3.31%	1.18%	-2.00%	-0.76%	-0.59%	12.30%	18.11%	19.32%

State of MA
Averages			9.09%	7.80%	10.84%	9.03%	25.05%	-0.94%	-1.09%	14.55%	17.68%	18.69%
Medians			7.74%	-0.64%	10.50%	7.23%	20.86%	-2.04%	-2.04%	13.84%	16.90%	18.00%

Comparable Recent Conversions(2)
CWAY Coastway Bancorp, Inc.		RI	5.96%	40.50%	5.86%	7.21%	-14.34%	1.10%	1.14%	7.69%	9.70%	10.19%

Comparable Group
Averages			4.40%	-10.06%	8.39%	4.46%	8.55%	-2.14%	-2.50%	13.34%	19.07%	20.09%
Medians			1.48%	-4.00%	6.09%	4.08%	12.83%	-2.77%	-3.65%	13.66%	19.62%	20.69%

Comparable Group
ALLB	Alliance Bancorp	PA	-6.17%	-22.81%	3.83%	-6.52%	13.33%	-6.07%	-6.07%	13.96%	20.87%	22.12%
CBNK	Chicopee Bancorp Inc.	MA	-0.51%	4.20%	-1.50%	1.98%	-34.32%	2.22%	2.22%	13.36%	18.36%	19.26%
FFCO	FedFirst Financial Corp.	PA	0.28%	-28.58%	8.34%	2.20%	12.34%	-9.51%	-9.69%	14.53%	22.15%	23.40%
GTWN	Georgetown Bancorp Inc.	MA	16.72%	-18.47%	25.74%	5.96%	114.13%	-2.04%	-2.04%	10.16%	14.37%	15.57%
HBNK	Hampden Bancorp Inc.	MA	7.74%	-6.07%	14.49%	7.23%	20.86%	-3.50%	-3.50%	12.07%	16.90%	18.00%
OBAF	OBA Financial Services Inc	MD	0.43%	-1.94%	1.06%	6.78%	-32.57%	-5.16%	-5.16%	18.38%	24.63%	25.83%
ONFC	Oneida Financial Corp.	NY	5.46%	-0.84%	10.96%	6.77%	-83.33%	-1.06%	-4.49%	9.14%	15.58%	16.30%
PEOP	Peoples Federal Bancshares Inc	MA	2.53%	-0.64%	3.33%	2.00%	33.33%	-3.79%	-3.79%	15.08%	23.74%	24.83%
WVFC	WVS Financial Corp.	PA	-0.30%	0.18%	-11.39%	1.25%	-2.74%	3.09%	3.09%	NA	22.70%	22.90%
WEBK	Wellesley Bancorp	MA	17.85%	-25.65%	29.02%	16.93%	44.44%	4.41%	4.41%	NA	11.42%	12.64%

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Pilgrim Bancshares’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Pilgrim Bancshares and the Peer Group. The Company’s loans-to-assets ratio of 77.5% exceeded the comparable Peer Group ratio of 67.5%. Comparatively, the Company’s cash and investments-to-assets ratio of 16.5% was lower than the comparable ratio for the Peer Group of 27.3%. Overall, Pilgrim Bancshares’ interest-earning assets amounted to 94.0% of assets, which was slightly below the comparable Peer Group ratio of 94.8%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.3% of assets and goodwill/intangibles equal to 0.4% of assets, while the Company maintained BOLI equal to 1.3% of assets and a zero balance of goodwill and intangibles.

Pilgrim Bancshares’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 89.6% of assets, which was above the Peer Group’s ratio of 72.4%. Comparatively, borrowings were utilized less by the Company, as indicated by borrowings-to-assets ratios of 2.9% and 12.3% for Pilgrim Bancshares and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 92.5% and 84.7%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 101.6% and 111.9%, respectively. The additional capital realized from stock proceeds should serve to provide Pilgrim Bancshares with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Pilgrim Bancshares’ and the Peer Group’s growth rates are based on annual growth rates for the twelve months ended December 31, 2013 and September 30, 2013, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Pilgrim Bancshares recorded a 0.6% decrease in assets, versus a 4.4% increase in assets recorded by the Peer Group. Asset shrinkage by the Company was due to a 42.4% decrease in cash investments, which funded an 18.0% increase in loans. Asset growth for the Peer Group was realized through an 8.4% increase in loans, with a 10.1% decrease in cash and investments partially funding the Peer Group’s loan growth.

Pilgrim Bancshares’ deposits declined by 1.9%, which was funded by asset shrinkage and a 51.2% increase in borrowings. The relatively high percentage increase in the Company’s borrowings was due to adding a limited amount of borrowings to a modest balance of borrowings maintained at yearend 2102. Comparatively, asset growth for the Peer Group was funded by deposit growth of 4.5% and an 8.6% increase in borrowings. Retention of earnings supported a 1.1% increase in the Company’s capital, while the Peer Group’s capital declined by 2.1% during the twelve month period. The reduction in the Peer Group’s capital reflects retention of earnings being more than offset by capital management strategies such as dividend payments and stock repurchases. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2013 and September 30, 2013, unless otherwise indicated for the Peer Group companies. Pilgrim Bancshares and the Peer Group reported net income average assets ratios of 0.22% and 0.52%, respectively. Lower ratios for loan loss provisions and operating expenses represented earnings advantages for the Company, which were more than offset by the Peer Group’s higher ratios for net interest income, non-interest operating income and net gains.

The Peer Group’s higher net interest income to average assets ratio was realized primarily through maintenance of a higher interest income ratio and, to a lesser extent, maintenance of a lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (3.92%

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2013

				Net Interest Income					Non-Interest Income
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense
			(%)
Pilgrim Bancshares, Inc.		MA
December 31, 2013			0.22%	3.49%	0.69%	2.80%	0.00%	2.80%	0.01%	0.34%	2.70%

All Public Companies
Averages			0.52%	3.75%	0.75%	3.01%	0.22%	2.80%	0.45%	0.57%	3.04%
Medians			0.60%	3.75%	0.70%	3.06%	0.15%	2.88%	0.10%	0.44%	2.84%

State of MA
Averages			0.56%	3.78%	0.71%	3.07%	0.13%	2.94%	0.12%	0.36%	2.61%
Medians			0.51%	3.90%	0.74%	3.08%	0.12%	2.96%	0.05%	0.30%	2.63%

Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.35%	4.88%	0.96%	3.91%	0.27%	3.65%	1.53%	1.03%	5.60%

Comparable Group
Averages			0.52%	3.67%	0.62%	3.04%	0.10%	2.93%	0.10%	0.80%	3.07%
Medians			0.46%	3.83%	0.57%	3.14%	0.11%	3.02%	0.04%	0.30%	2.85%

Comparable Group
ALLB	Alliance Bancorp	PA	0.40%	3.68%	0.58%	3.10%	0.11%	2.96%	0.00%	0.17%	2.67%
CBNK	Chicopee Bancorp Inc.	MA	0.49%	3.96%	0.78%	3.18%	0.08%	3.10%	0.04%	0.56%	3.03%
FFCO	FedFirst Financial Corp.	PA	0.78%	4.10%	0.89%	3.22%	0.11%	3.07%	0.00%	1.35%	3.28%
GTWN	Georgetown Bancorp Inc.	MA	0.43%	4.24%	0.56%	3.67%	0.20%	3.46%	0.64%	0.31%	3.73%
HBNK	Hampden Bancorp Inc.	MA	0.52%	3.70%	0.81%	2.89%	0.11%	2.78%	0.12%	0.52%	2.62%
OBAF	OBA Financial Services Inc	MD	0.31%	4.16%	0.55%	3.61%	0.10%	3.47%	0.02%	0.19%	3.22%
ONFC	Oneida Financial Corp.	NY	0.91%	3.22%	0.39%	2.83%	0.09%	2.73%	0.06%	4.31%	5.93%
PEOP	Peoples Federal Bancshares Inc	MA	0.40%	3.37%	0.48%	2.90%	0.03%	2.86%	0.03%	0.29%	2.50%
WVFC	WVS Financial Corp.	PA	0.33%	2.07%	0.50%	1.58%	-0.01%	1.59%	0.00%	0.16%	1.23%
WEBK	Wellesley Bancorp	MA	0.64%	4.15%	0.70%	3.44%	0.13%	3.29%	0.06%	0.18%	2.56%

			Non-Op. Items			Yields, Costs, and Spreads
			Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

Pilgrim Bancshares, Inc.		MA
December 31, 2013			-0.14%	0.00%	0.09%	3.75%	0.79%	2.96%	$5,361	30.30%

All Public Companies
Averages			0.12%	0.00%	0.04%	4.04%	0.96%	3.10%	$5,542	29.28%
Medians			0.04%	0.00%	0.00%	4.08%	0.93%	3.12%	$4,989	31.73%

State of MA
Averages			0.13%	0.00%	0.04%	4.02%	0.94%	3.08%	$6,880	33.86%
Medians			0.03%	0.00%	0.00%	4.12%	0.97%	3.09%	$6,523	36.77%

Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.00%	0.00%	0.26%	4.33%	0.82%	3.51%	$2,619	41.98%

Comparable Group
Averages			0.03%	0.00%	0.25%	3.92%	0.84%	3.07%	$5,531	33.11%
Medians			0.00%	0.00%	0.25%	4.11%	0.78%	3.17%	$5,437	36.94%

Comparable Group
ALLB	Alliance Bancorp	PA	0.00%	0.00%	0.08%	3.86%	0.73%	3.13%	$5,004	16.77%
CBNK	Chicopee Bancorp Inc.	MA	0.05%	0.00%	0.13%	4.30%	1.09%	3.21%	$4,513	20.86%
FFCO	FedFirst Financial Corp.	PA	0.00%	0.00%	0.39%	4.36%	1.23%	3.13%	$3,881	34.02%
GTWN	Georgetown Bancorp Inc.	MA	0.00%	0.00%	0.23%	4.43%	0.75%	3.68%	$5,047	37.41%
HBNK	Hampden Bancorp Inc.	MA	0.02%	0.00%	0.28%	3.95%	1.13%	2.82%	$6,267	36.47%
OBAF	OBA Financial Services Inc	MD	0.00%	0.00%	0.20%	4.54%	0.81%	3.73%	$5,827	39.41%
ONFC	Oneida Financial Corp.	NY	0.15%	0.00%	0.32%	3.74%	0.48%	3.26%	$2,069	26.65%
PEOP	Peoples Federal Bancshares Inc	MA	0.00%	0.00%	0.29%	3.60%	0.68%	2.92%	$7,137	42.24%
WVFC	WVS Financial Corp.	PA	0.01%	0.00%	0.19%	2.11%	0.60%	1.51%	$7,786	38.85%
WEBK	Wellesley Bancorp	MA	0.04%	0.00%	0.37%	4.27%	0.91%	3.36%	$7,774	38.46%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

versus 3.75% for the Company), as well as maintaining a slightly higher concentration of assets in interest-earning assets. The Peer Group’s lower interest expense ratio was supported by a lower concentration of interest-bearing liabilities as a percent of assets, as the Company maintained a slightly lower cost of funds (0.79% versus 0.84% for the Peer Group). Overall, Pilgrim Bancshares and the Peer Group reported net interest income to average assets ratios of 2.80% and 3.04%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expenses to average assets ratios of 2.70% and 3.07%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income and was achieved despite maintaining a comparatively lower ratio of assets per full time equivalent employees. Assets per full time equivalent employee equaled $5.361 million for Pilgrim Bancshares versus $5.531 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Pilgrim Bancshares’ capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were slightly more favorable than the Company’s. Expense coverage ratios for Pilgrim Bancshares and the Peer Group equaled 1.04x and 0.99x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.35% and 0.90% of Pilgrim Bancshares’ and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

income into account in comparing the Company’s and the Peer Group’s earnings, Pilgrim Bancshares’ efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 85.71% was less favorable than the Peer Group’s efficiency ratio of 77.92%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, as the Company did not establish any loan loss provisions during the twelve month period. Comparatively, loan loss provisions established by the Peer Group equaled 0.10% of average assets.

Net gains and losses realized from the sale of assets other than loans had a larger impact on the Company’s earnings, as the Company reported a net non-operating loss equal to 0.14% of average assets compared to net non-operating gains equal to 0.03% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a similar impact on the Company’s and the Peer Group’s earnings, as the Company and the Peer Group posted effective tax rates of 30.30% and 33.11%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in total than maintained by the Peer Group (57.5% of assets versus 46.1% for the Peer Group). The Company maintained a higher concentration of 1-4 family loans and a lower concentration of mortgage-backed securities loans relative to the Peer Group’s ratios. Loans serviced for others equaled 9.0% and 8.8% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Peer Group’s earnings. The Peer Group maintained a relatively modest balance of loan servicing intangibles, versus a zero balance for the Company.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group, which was mostly attributable to the Peer Group’s higher concentration of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2013

			Portfolio Composition as a Percent of Assets
Institution			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Pilgrim Bancshares, Inc.		MA	3.64%	53.85%	2.05%	5.76%	11.30%	1.46%	3.45%	57.88%	$15,475	$0
December 31, 2013

All Public Companies
Averages			12.38%	33.17%	2.92%	7.27%	17.31%	4.13%	1.86%	64.55%	$1,583,919	$15,855
Medians			10.41%	32.22%	2.00%	2.48%	17.76%	2.87%	0.32%	65.28%	$30,304	$275

State of MA
Averages			8.73%	35.80%	5.72%	5.24%	21.02%	5.57%	2.18%	71.42%	$117,830	$699
Medians			6.44%	34.70%	4.60%	2.35%	18.85%	4.06%	0.33%	71.56%	$66,178	$258

Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	0.00%	34.74%	1.66%	1.40%	28.15%	4.99%	0.50%	76.33%	$2,810	$0

Comparable Group
Averages			11.93%	34.14%	5.51%	2.87%	18.65%	5.58%	1.24%	68.00%	$41,844	$205
Medians			6.44%	28.06%	4.12%	1.61%	18.62%	4.22%	0.46%	70.84%	$13,743	$14

Comparable Group
ALLB	Alliance Bancorp	PA	1.20%	28.51%	3.09%	5.33%	26.55%	2.43%	1.08%	NA	$0	$0
CBNK	Chicopee Bancorp Inc.	MA	0.12%	27.61%	7.45%	1.32%	25.48%	14.76%	0.40%	81.38%	$98,168	$422
FFCO	FedFirst Financial Corp.	PA	5.40%	51.97%	3.74%	1.33%	17.85%	3.83%	0.51%	65.28%	$0	$0
GTWN	Georgetown Bancorp Inc.	MA	7.20%	50.03%	8.05%	2.32%	19.38%	4.62%	0.17%	70.84%	$114,410	$1,033
HBNK	Hampden Bancorp Inc.	MA	18.89%	26.92%	4.51%	1.71%	25.14%	6.59%	5.16%	71.56%	$69,056	$0
OBAF	OBA Financial Services Inc	MD	9.19%	26.90%	5.24%	1.72%	32.65%	10.71%	0.00%	NA	$0	$27
ONFC	Oneida Financial Corp.	NY	12.87%	23.44%	1.52%	1.51%	9.64%	7.11%	4.04%	NA	$109,321	$426
PEOP	Peoples Federal Bancshares Inc	MA	5.69%	52.91%	2.93%	11.62%	10.33%	1.61%	0.92%	63.42%	$27,435	$137
WVFC	WVS Financial Corp.	PA	54.24%	6.52%	1.65%	0.91%	1.75%	0.62%	0.08%	48.76%	$0	$0
WEBK	Wellesley Bancorp	MA	4.46%	46.55%	16.88%	0.95%	17.69%	3.51%	0.07%	74.75%	$51	$0

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

commercial real estate loans (18.7% of assets versus 11.3% for the Company), which constituted the most significant type of lending diversification for the Peer Group and the Company. The Peer Group also maintained higher concentrations of construction/land loans and commercial business loans, while multi-family loans and consumer loans constituted more significant areas of lending diversification for the Company. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 24.0% and 33.9% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a lower risk weighted assets-to-assets ratio of 57.9% compared to 68.0% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Pilgrim Bancshares’ interest rate risk characteristics were considered to be less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and average IEA/average IBL ratio were below the comparable Peer Group ratios. Comparatively, the Company’s level of average non-interest earning assets was slightly lower than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more comparable balance sheet interest rate risk characteristics as maintained by the Peer Group, with respect to the increases that will be realized in Company’s equity-to-assets and average IEA/average IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Pilgrim Bancshares and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the interest rate risk associated with the Peer Group’s net interest income, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Pilgrim Bancshares’ assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet Measures
			Tangible	Avg	Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
Institution			Assets	Avg IBL	Assets	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Pilgrim Bancshares, Inc.		MA	7.3%	105.1%	7.0%	4	27	-17	6	-27	8
December 31, 2013

All Public Companies			12.6%	121.2%	7.6%	2	-2	-7	-2	-1	-1
State of MA			11.7%	125.4%	7.7%	5	-1	-2	-2	-3	-5

Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	7.2%	121.5%	9.2%	-2	17	-33	-1	-4	-19

Comparable Group
Average			14.0%	127.0%	7.6%	-3	3	-2	0	2	-6
Median			13.6%	125.4%	7.1%	-1	3	0	-2	4	-6

Comparable Group
ALLB	Alliance Bancorp	PA	17.6%	122.7%	4.1%	15	5	3	-6	18	-13
CBNK	Chicopee Bancorp Inc.	MA	15.1%	136.7%	4.9%	-1	-7	3	2	11	3
FFCO	FedFirst Financial Corp.	PA	16.2%	130.0%	6.7%	-11	7	-2	4	19	-3
GTWN	Georgetown Bancorp Inc.	MA	11.9%	125.4%	8.0%	-2	2	3	20	-12	-6
HBNK	Hampden Bancorp Inc.	MA	12.1%	124.0%	9.4%	1	6	-9	-20	-5	-16
OBAF	OBA Financial Services Inc	MD	18.4%	129.3%	10.2%	-37	24	9	17	11	-1
ONFC	Oneida Financial Corp.	NY	9.2%	116.8%	15.5%	6	-6	-7	-2	6	-5
PEOP	Peoples Federal Bancshares Inc	MA	18.2%	133.8%	7.5%	-2	8	-16	-6	3	-8
WVFC	WVS Financial Corp.	PA	10.8%	NA	3.3%	-10	-4	-14	-2	-20	0
WEBK	Wellesley Bancorp	MA	11.0%	124.3%	6.3%	12	-7	10	-9	-9	-10

NA=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s implied credit risk exposure was considered to be more significant than the Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 4.06% and 5.21%, respectively, versus comparable measures of 1.21% and 1.73% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 10.66% and 84.89%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.56% for the Company, versus 1.08% for the Peer Group. Net loan charge-offs were slightly lower for the Company, as net loan charge-offs for the Company equaled 0.03% of loans versus 0.06% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2013

Institution			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (2)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Pilgrim Bancshares, Inc.		MA	0.00%	4.06%	5.21%	0.56%	10.66%	10.66%	$46	0.03%
December 31, 2013

All Public Companies
Averages			0.41%	2.67%	3.29%	1.43%	68.48%	55.00%	$6,321	0.43%
Medians			0.16%	1.74%	2.32%	1.25%	52.57%	44.95%	$1,219	0.23%

State of MA
Averages			0.05%	1.15%	1.53%	0.99%	82.61%	77.06%	$1,498	0.08%
Medians			0.04%	1.22%	1.51%	0.98%	61.57%	59.56%	$318	0.07%

Comparable Recent Conversions(3)
CWAY	Coastway Bancorp, Inc.	RI	0.44%	3.06%	1.56%	0.42%	13.93%	11.92%	$385	0.13%

Comparable Group
Averages			0.13%	1.21%	1.73%	1.08%	84.89%	75.06%	$203	0.06%
Medians			0.05%	1.22%	1.59%	1.07%	70.36%	66.82%	$155	0.06%

Comparable Group
ALLB	Alliance Bancorp	PA	0.69%	2.80%	2.80%	1.55%	55.15%	40.25%	$449	0.16%
CBNK	Chicopee Bancorp Inc.	MA	0.08%	1.27%	1.54%	0.95%	61.76%	57.74%	$433	0.09%
FFCO	FedFirst Financial Corp.	PA	0.16%	1.56%	1.71%	1.21%	70.50%	63.43%	$263	0.10%
GTWN	Georgetown Bancorp Inc.	MA	0.01%	1.16%	1.37%	1.01%	73.39%	72.88%	$100	0.05%
HBNK	Hampden Bancorp Inc.	MA	0.17%	1.63%	2.08%	1.13%	54.09%	48.34%	$420	0.09%
OBAF	OBA Financial Services Inc	MD	0.00%	1.05%	1.36%	1.15%	85.10%	85.10%	$57	0.02%
ONFC	Oneida Financial Corp.	NY	0.17%	0.43%	0.55%	0.91%	166.76%	100.75%	$210	0.07%
PEOP	Peoples Federal Bancshares Inc	MA	0.00%	0.37%	0.46%	0.86%	187.85%	187.85%	$54	0.01%
WVFC	WVS Financial Corp.	PA	0.00%	0.45%	3.83%	0.92%	24.04%	24.04%	$10	0.03%
WEBK	Wellesley Bancorp	MA	0.00%	1.41%	1.64%	1.15%	70.21%	70.21%	$36	0.01%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Pilgrim Bancshares’ operations and financial condition; (2) monitor Pilgrim Bancshares’ operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Pilgrim Bancshares’ value, or Pilgrim Bancshares’ value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of investments. The Peer Group’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Pilgrim Bancshares’ funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were lower for the Company. Net loan charge-offs as a percent of loans were fairly similar for the Company and the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (16.5% of assets versus 27.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the lower level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a level that is more comparable to the Peer Group’s ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Pilgrim Bancshares’ pro forma capital position is expected to be similar to the Peer Group’s equity-to-assets ratio.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Pilgrim Bancshares’ balance sheet strength was considered to be slightly less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.22% of average assets versus 0.52% for the Peer Group). The Company maintained more favorable ratios for loan loss provisions, operating expenses and effective tax rate, which were offset by the Peer Group’s more favorable ratios for net interest income, non-interest operating income and non-operating gains and losses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest income ratio, a lower operating expense ratio, a lower level of non-interest operating income and lower loan loss provisions. The Company’s lower ratios for net interest income and operating expenses translated into a slightly higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.04x versus 0.99x for the Peer Group). Comparatively, the Company’s efficiency ratio of 85.71 was less favorable than the Peer Group’s efficiency ratio of 77.92%. Loan loss provisions had a more significant impact on the Peer Group’s earnings. After excluding non-operating gains and losses, the Peer Group’s ROAA remained above the Company’s ROAA. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital and average IEA/IBL ratios were more favorable for the Peer Group and were partially offset by the Company’s slightly lower level of average non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be similar to the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.10% of average assets versus no loan loss provisions for the Company). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and loans were more favorable for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a more favorable interest rate spread than the Company, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with similar growth potential through leverage as currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages for the Peer Group and the Company to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is similar to the Peer Group’s ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will initially be less than the Peer Group’s return on equity ratio. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Pilgrim Bancshares’ pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

The Company recorded a 0.6% decrease in assets, versus a 4.4% increase in assets recorded by the Peer Group. A decrease in cash and investments accounted for the Company’s asset shrinkage, which was largely offset by loan growth. Asset growth for the Peer Group consisted of loans as well, which was partially offset by a decrease in cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio is expected to comparable to the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Company. On balance, given that the increase in capital realized from the conversion will address current limitations on the Company’s ability to grow assets, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Pilgrim Bancshares serves the Boston metropolitan area through the main office and two additional branch locations. Norfolk County, where the Company maintains its main office and one branch location, is a growing and affluent suburb of Boston and, therefore, provides the Company with growth opportunities. However, such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Pilgrim Bancshares’. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in Norfolk County.

The Peer Group companies generally operate in markets with similar population densities compared to Norfolk County. Population growth for the primary market area counties served by the Peer Group companies reflected a wide range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were not as strong as Norfolk County’s recent historical and projected population growth rates. Norfolk County has a higher per capita income compared to the Peer Group’s average per capita income and the Peer Group’s primary market area counties were relatively less affluent markets within their respective states compared to Norfolk County which had a comparatively higher per capita income compared to Massachusetts’ per capita income. The average and median deposit market shares maintained by the Peer Group companies were above the Company’s market share of deposits in Norfolk County. Overall, the degree of competition faced by the Peer

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Group companies was viewed as less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be not quite as strong as the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Norfolk County. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Pilgrim Bancshares, Inc. and the Peer Group Companies(1)

	County	November 2013 Unemployment

Pilgrim Bancshares, Inc.—MA	Norfolk	5.5%

Peer Group Average		6.6%

Alliance Bancorp, Inc. – PA	Delaware	6.8%
Chicopee Bancorp, Inc. – MA	Hampden	8.5
FedFirst Financial Corp. – PA	Westmoreland	6.2
Georgetown Bancorp, Inc. – MA	Essex	6.9
Hampden Bancorp, Inc. – MA	Hampden	8.5
OBA Financial Services, Inc. – MD	Montgomery	4.5
Oneida Financial Corp. – NY	Oneida	6.8
Peoples Federal Bancshares. – MA	Suffolk	6.4
WVS Financial Corp. – PA	Allegheny	5.9
Wellesley Bancorp, Inc – MA	Norfolk	5.5

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.88% to 3.89%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.28% as of February 14, 2014. Comparatively, as of February 14, 2014, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.72%.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $24.7 million to $115.8 million as of February 14, 2014, with average and median market values of $67.7 million and $72.5 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.8 million to 7.0 million, with average and median shares outstanding of 4.2 million and 4.3 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be well below the comparable Peer Group averages and medians. Depending on where the offering is closed in the current range, the Company’s may or may not qualify to be traded on NASDAQ. Overall, we anticipate that the Company’s public stock will have a less liquid trading market compared to the stocks of the Peer Group companies and, therefore, concluded a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Pilgrim Bancshares: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters, although there has been some pullback in the market year-to-date. The rally in the broader stock market that started at the end of the second quarter of 2013 continued during the first half of July 2013, as the Dow Jones Industrial Average (“DJIA”) closed at multiple new highs in mid-July. Some favorable economic data and assurances from the Federal Reserve that it would continue its easy monetary policies were noteworthy factors that fueled the gains in the broader stock market. The broader stock market traded in a narrow range during the second half of July, as investors digested some mixed second quarter earnings reports and awaited fresh data on the economy. Economic data showing a pick-up in manufacturing activity and new unemployment claims hitting a five-year low propelled the DJIA to a new record high at the beginning of August. Following sluggish job growth reflected in the July employment report and lowered sales forecast by some retailers, stocks retreated heading into mid-August. The downward trend in stocks continued through the second half of August, with the DJIA hitting a two-month low in late-August. Ongoing worries about the tapering of economic stimulus by the Federal Reserve and the prospect of a military strike on Syria were noteworthy factors that contributed to the downturn. Some favorable economic reports, as well as subsiding investor concerns about Syria and the Federal Reserve scaling back its easy monetary policies, helped stocks to regain some upward momentum during the first half of September. Stocks reversed course and traded down to close out the third quarter, which was attributed to renewed fears over the Federal Reserve scaling back its financial stimulus program and mounting concerns over the budget standoff in Washington.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute comprise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The DJIA closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. Stocks traded lower at the start of December 2013, as a number of favorable economic reports stoked concerns that the Federal Reserve would start to wind down its stimulus efforts in the near future. After five consecutive losses in the DJIA, the stock market rebounded on news of the strong employment report for November. The rebound was temporary, as stocks eased lower ahead of the Federal Reserve’s mid-December meeting. Stocks surged at the conclusion of the Federal Reserve’s meeting, as investors approved of the Federal Reserve’s action to begin measured paring of its $85 billion a-month bond buying program. The DJIA moved to record highs in late-December, as more favorable economic reports helped to sustain the stock market rally through the end of 2013. Overall, the DJIA was up 30% during 2013, which was its strongest performance in 18 years.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. On February 14, 2014, the DJIA closed at 16154.39, an increase of 15.5% from one year ago and a decrease of 2.5% year-to-date, and the NASDAQ closed at 4244.03, an increase of 33.0% from one year ago and an increase of 1.6% year-to-date. The Standard & Poor’s 500 Index closed at 1838.63 on February 14, 2014, an increase of 21.0% from one year ago and a decrease of 0.5% year-to-date.

The market for thrift stocks has also generally shown a positive trend in recent quarters, while pulling back in January 2014. The rally in thrift stocks started at the end of the second quarter of 2013 gained momentum early in the third quarter of 2013, as June employment data showed job growth beating expectations. Financial shares led the broader stock market higher heading into the second half of July, as some large banks beat second quarter earnings estimates. Thrift stocks edged lower at the end of July, as investors took some profits following the extended run-up in thrift prices. Some favorable economic data boosted thrift shares at the beginning of August, which was followed by a downturn amid indications from the Federal Reserve that tapering of quantitative easing was becoming more likely. After trading in a narrow range through mid-August, financial shares sold-off in late-August on the threat of a military strike on Syria and a weak report on consumer spending. Thrift stocks rebounded along with the broader stock market during the first half of September, which was followed by a slight downturn on expectations that the Federal Reserve could begin tapering its monthly asset purchases at its next meeting and the looming threat of the budget impasse shutting down the U.S. government.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger activity picking in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Thrift issues generally followed trends in the broader stock market throughout December 2013, declining in early-December on the uncertain outlook for the Federal Reserve’s stimulus efforts and then rallying higher on the stronger-than-expected job growth reflected in the November employment data. After trading in a narrow range into mid-December, the rally in thrift issues resumed following the Federal Reserve’s mid-December meeting and announcement that it will begin to taper its bond buying. Thrift stocks participated in the broader stock market rally to close out 2013, with the SNL Index for all publicly-traded thrifts posting a gain of 25% for all of 2013.

Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there no plans to change course from the Federal Reserve’s current monetary policies. On February 14, 2014, the SNL Index for all publicly-traded thrifts closed at 685.1, an increase of 16.1% from one year ago and a decrease of 3.0% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and one second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Pilgrim Bancshares’ pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 63.6%. On average, the two standard conversion offerings reflected price appreciation of 5.0% after the first week of trading. As of February 14, 2014, the two recent standard conversion offerings reflected a 2.2% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ, one of which was a second-step offering. The current P/TB ratio of the fully-converted recent conversions equaled 79.51%, based on closing stock prices as of February 14, 2014.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Pilgrim Bancshares’ stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 10 Massachusetts thrift acquisitions completed from the beginning of 2010 through February 14, 2014 and there were three acquisitions pending for Massachusetts savings institutions. The recent acquisition

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial Div. Yield
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	Public Off. Excl. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)

Standard Conversions
Edgewater Bancorp, Inc. - MI	1/17/14	EGDW-OTCBB	$200	8.15%	3.84%	33%	$6.7	100%	86%	19.5%	N.A	N.A.	8.0%	4.0%	10.0%	13.5%	0.00%
Coastway Bancorp, Inc. - RI*	1/15/14	CWAY-NASDAQ	$381	7.24%	2.16%	25%	$49.5	100%	132%	3.2%	C/S	$300K/2.5%	8.0%	4.0%	10.0%	1.8%	0.00%

Averages - Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%
Medians - Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%
Second Step Conversions
Waterstone Financial, Inc. - WI*	1/23/14	WSBF-NASDAQ	$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%

Averages - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%
Medians - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%

Averages - All Conversions:			$726	9.57%	3.68%	34%	$133.4	91%	111%	8.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.4%	0.00%
Medians - All Conversions:			$381	8.15%	3.84%	33%	$49.5	100%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
											First		After		After
Institution	Conversion Date	Ticker	P/TB	Core P/E		P/A	Core ROA	TE/A	Core ROE	IPO Price	Trading Day	% Chge	First Week(3)	% Chge	First Month(4)	% Chge	Thru 2/14/14	% Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Edgewater Bancorp, Inc. - MI	1/17/14	EGDW-OTCBB	55.0%	NM		5.5%	-1.4%	10.0%	-13.1%	$10.00	$10.00	0.0%	$10.25	2.5%	$10.25	2.5%	$10.25	2.5%
Coastway Bancorp, Inc. - RI*	1/15/14	CWAY-NASDAQ	72.1%	114.2	x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.92	9.2%	$10.75	7.5%	$10.19	1.9%	$10.19	1.9%

Averages - Standard Conversions:			63.6%	114.2	x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
Medians - Standard Conversions:			63.6%	114.2	x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
Second Step Conversions
Waterstone Financial, Inc. - WI*	1/23/14	WSBF-NASDAQ	80.7%	23.05		19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%

Averages - Second Step Conversions:			80.7%	23.1	x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Medians - Second Step Conversions:			80.7%	23.1	x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%

Averages - All Conversions:			69.3%	68.6	x	12.1%	-0.1%	16.6%	-3.0%	$10.00	$10.53	5.3%	$10.53	5.3%	$10.35	3.5%	$10.35	3.5%
Medians - All Conversions:			72.1%	68.6	x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.25	2.5%	$10.25	2.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.	(5)	Mutual holding company pro forma data on full conversion basis.
(2)	Does not take into account the adoption of SOP 93-6.	(6)	Simultaneously completed acquisition of another financial institution.
(3)	Latest price if offering is less than one week old.	(7)	Simultaneously converted to a commercial bank charter.
(4)	Latest price if offering is more than one week but less than one month old.	(8)	Former credit union.	February 14, 2014

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.3

Market Pricing Comparatives

As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core	Book	Pricing Ratios(2)
			Price/ Share	Market Value	12 Month EPS(1)	Value/ Share	P/E	P/B	P/A	P/TB	P/Core
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)

All Non-MHC Public Companies			16.31	334.56	0.35	14.68	19.88	108.21	14.36	117.16	21.53
Converted Last 3 Months (No MHC)			10.40	207.54	0.26	13.14	12.05	79.44	16.05	79.51	24.65

Converted Last 3 Months (No MHC)
CWAY	Coastway Bncp, Inc.	RI	10.19	50.43	0.09	13.87	NM	73.47	11.96	73.47	NM
WSBF	Waterstone Financial Inc.	WI	10.60	364.64	0.43	12.41	12.05	85.41	20.13	85.55	24.65

			Dividends(3)			Financial Characteristics(5)
			Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies			0.23	1.52	25.36	2,530	13.29	12.64	2.59	0.49	3.78	0.24	1.68
Converted Last 3 Months (No MHC)			0.00	0.00	0.00	1,117	19.93	19.91	6.63	0.85	12.96	0.46	6.33

Converted Last 3 Months (No MHC)
CWAY	Coastway Bncp, Inc.	RI	0.00	0.00	0.00	422	16.28	16.28	NA	0.04	NM	0.11	NM
WSBF	Waterstone Financial Inc.	WI	0.00	0.00	0.00	1,812	23.57	23.53	6.63	1.67	12.96	0.82	6.33

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Pilgrim Bancshares’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Pilgrim Bancshares’ stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Pilgrim Bancshares will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Pilgrim Bancshares’ pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 14, 2014, the pro forma market value of Pilgrim Bancshares’ conversion stock was $16,995,000 at the midpoint, equal to 1,699,500 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $368,000 for the twelve months ended December 31, 2013. In deriving Pilgrim Bancshares’ core earnings, the adjustments made to reported earnings were to eliminate gains on sales of securities equal to $5,000 and the writedown of securities equal to $247,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal $513,000 for the twelve months ended December 31, 2013.

Amount
($000)

Net income(loss)	$368
Deduct: Gain on sales of securities(1)	(3)
Add: Writedown of securities(1)	148

Core earnings estimate	$513

(1)	Tax effected at 40.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $17.0 million midpoint value equaled 57.98 times and 38.79 times, respectively, which provided for premiums of 139.19% and 70.88% relative to the Peer Group’s average reported and core P/E multiples of 24.24 times and 22.70 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 22.93 times and 22.47 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 152.86% and 72.63%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 47.96x and 81.48x, respectively, and based on core earnings at the minimum and the super maximum equaled 32.38x and 53.41x, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $17.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 66.05%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Table 4.4

Public Market Pricing Versus Peer Group

Pilgrim Bancshares, Inc. and the Comparables

As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
Pilgrim Bancshares, Inc.		MA
Super Maximum			$10.00	$22.48	$0.19	$13.59	81.48	x	73.58%	11.85%	73.58%	53.41	x	$0.00	0.00%	0.00%
Maximum			$10.00	$19.54	$0.22	$14.31	68.55	x	69.88%	10.45%	69.88%	45.44	x	$0.00	0.00%	0.00%
Midpoint			$10.00	$17.00	$0.26	$15.14	57.98	x	66.05%	9.20%	66.05%	38.79	x	$0.00	0.00%	0.00%
Minimum			$10.00	$14.45	$0.31	$16.25	47.96	x	61.54%	7.91%	61.54%	32.38	x	$0.00	0.00%	0.00%

All Non-MHC Public Companies(6)
Averages			$16.51	$344.10	$0.82	$15.47	17.42	x	104.92%	13.36%	113.87%	18.14	x	$0.29	1.72%	47.73%
Median			$15.05	$94.66	$0.67	$14.91	16.28	x	96.11%	12.34%	102.39%	17.20	x	$0.24	1.48%	42.53%

All Non-MHC State of MA(6)
Averages			$23.35	$162.21	$1.29	$20.09	21.21	x	107.74%	13.07%	114.57%	22.77	x	$0.36	1.57%	54.97%
Medians			$17.37	$115.83	$0.52	$16.35	20.61	x	102.38%	12.09%	106.55%	21.98	x	$0.24	1.45%	43.64%

State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$25.09	$628.15	$2.03	$27.08	15.21	x	92.64%	11.07%	154.19%	12.36	x	$0.72	2.87%	43.64%
BLMT	BSB Bancorp Inc.	MA	$15.82	$143.26	$0.22	$14.40	NM		109.85%	13.58%	109.85%	NM		$0.00	0.00%	NM
CBNK	Chicopee Bancorp Inc.	MA	$17.37	$94.42	$0.52	$16.97	34.74	x	102.38%	16.07%	102.38%	33.70	x	$0.28	1.61%	44.00%
GTWN	Georgetown Bancorp Inc.	MA	$14.75	$27.01	$0.41	$15.80	NM		93.34%	10.27%	93.34%	NM		$0.16	1.08%	39.02%
HBNK	Hampden Bancorp Inc.	MA	$15.96	$90.18	$0.66	$14.98	23.82	x	106.55%	12.98%	106.55%	24.31	x	$0.24	1.50%	34.33%
HIFS	Hingham Instit. for Savings	MA	$77.01	$163.94	$6.28	$48.49	12.26	x	158.83%	12.09%	158.83%	12.26	x	$1.08	1.40%	21.34%
PEOP	Peoples Federal Bancshares Inc	MA	$18.08	$115.83	$0.35	$16.35	NM		110.55%	19.76%	110.55%	NM		$0.16	0.88%	117.14%
WEBK	Wellesley Bancorp	MA	$18.50	$45.41	$0.94	$19.06	19.07	x	97.06%	9.90%	97.06%	19.66	x	NA	NA	NM
WFD	Westfield Financial Inc.	MA	$7.53	$151.73	$0.22	$7.65	22.15	x	98.43%	11.88%	98.43%	34.33	x	$0.24	3.19%	85.29%

Comparable Group
Averages			$16.34	$67.66	$0.57	$16.73	24.24	x	97.68%	13.91%	101.83%	22.70	x	$0.19	1.28%	54.51%
Medians			$16.67	$72.53	$0.46	$16.08	22.93	x	96.93%	13.90%	99.72%	22.47	x	$0.18	1.25%	47.82%

Comparable Group
ALLB	Alliance Bancorp	PA	$15.30	$68.35	$0.38	$15.81	NM		96.79%	16.07%	96.79%	NM		$0.20	1.31%	52.63%
CBNK	Chicopee Bancorp Inc.	MA	$17.37	$94.42	$0.52	$16.97	34.74	x	102.38%	16.07%	102.38%	33.70	x	$0.28	1.61%	44.00%
FFCO	FedFirst Financial Corp.	PA	$20.06	$47.29	$0.89	$22.00	22.04	x	91.18%	14.82%	92.90%	22.47	x	$0.24	1.20%	51.65%
GTWN	Georgetown Bancorp Inc.	MA	$14.75	$27.01	$0.41	$15.80	NM		93.34%	10.27%	93.34%	NM		$0.16	1.08%	39.02%
HBNK	Hampden Bancorp Inc.	MA	$15.96	$90.18	$0.66	$14.98	23.82	x	106.55%	12.98%	106.55%	24.31	x	$0.24	1.50%	34.33%
OBAF	OBA Financial Services Inc	MD	$19.00	$76.72	$0.30	$17.78	NM		106.84%	19.65%	106.84%	NM		$0.00	0.00%	NM
ONFC	Oneida Financial Corp.	NY	$12.34	$86.70	$0.92	$12.90	14.18	x	95.67%	11.68%	135.36%	13.38	x	$0.48	3.89%	55.17%
PEOP	Peoples Federal Bancshares Inc	MA	$18.08	$115.83	$0.35	$16.35	NM		110.55%	19.76%	110.55%	NM		$0.16	0.88%	117.14%
WVFC	WVS Financial Corp.	PA	$12.00	$24.70	$0.37	$15.69	31.58	x	76.48%	7.86%	76.48%	NM		$0.16	1.33%	42.11%
WEBK	Wellesley Bancorp	MA	$18.50	$45.41	$0.94	$19.06	19.07	x	97.06%	9.90%	97.06%	19.66	x	$0.00	0.00%	NM

			Financial Characteristics(5)
			Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range
			($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Pilgrim Bancshares, Inc.		MA
Super Maximum			$190	16.11%	16.11%	1.24%	0.15%	0.90%	0.22%	1.38%	$21.82
Maximum			$187	14.95%	14.95%	1.26%	0.15%	1.02%	0.23%	1.54%	$18.98
Midpoint			$185	13.92%	13.92%	1.27%	0.16%	1.14%	0.24%	1.70%	$16.50
Minimum			$183	12.86%	12.86%	1.29%	0.16%	1.28%	0.24%	1.90%	$14.03

All Non-MHC Public Companies(6)
Averages			$2,478	13.23%	12.34%	3.00%	0.55%	4.13%	0.51%	4.01%
Median			$771	12.29%	11.57%	2.26%	0.63%	4.68%	0.60%	4.34%

All Non-MHC State of MA(6)
Averages			$1,328	12.33%	11.84%	1.13%	0.53%	4.65%	0.53%	4.63%
Medians			$694	12.07%	12.07%	1.22%	0.53%	4.04%	0.45%	2.88%

State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$5,673	11.95%	7.54%	NA	0.78%	6.10%	0.95%	7.50%
BLMT	BSB Bancorp Inc.	MA	$1,055	12.37%	12.37%	1.17%	0.21%	1.51%	0.21%	1.49%
CBNK	Chicopee Bancorp Inc.	MA	$588	15.69%	15.69%	1.27%	0.43%	2.79%	0.45%	2.88%
GTWN	Georgetown Bancorp Inc.	MA	$263	11.00%	11.00%	1.16%	0.32%	2.47%	0.32%	2.47%
HBNK	Hampden Bancorp Inc.	MA	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
HIFS	Hingham Instit. for Savings	MA	$1,356	7.61%	7.61%	NA	1.07%	13.52%	1.07%	13.52%
PEOP	Peoples Federal Bancshares Inc	MA	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
WEBK	Wellesley Bancorp	MA	$459	10.20%	10.20%	1.41%	0.55%	5.09%	0.54%	4.94%
WFD	Westfield Financial Inc.	MA	$1,277	12.07%	12.07%	NA	0.53%	4.04%	0.34%	2.60%

Comparable Group
Averages			$478	14.07%	13.72%	1.19%	0.48%	3.41%	0.48%	3.44%
Medians			$442	13.95%	13.94%	1.22%	0.42%	2.67%	0.43%	2.69%

Comparable Group
ALLB	Alliance Bancorp	PA	$425	16.60%	16.60%	2.80%	0.42%	2.37%	0.42%	2.37%
CBNK	Chicopee Bancorp Inc.	MA	$588	15.69%	15.69%	1.27%	0.43%	2.79%	0.45%	2.88%
FFCO	FedFirst Financial Corp.	PA	$319	16.25%	15.96%	1.56%	0.73%	4.29%	0.71%	4.40%
GTWN	Georgetown Bancorp Inc.	MA	$263	11.00%	11.00%	1.16%	0.32%	2.47%	0.32%	2.47%
HBNK	Hampden Bancorp Inc.	MA	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
OBAF	OBA Financial Services Inc	MD	$390	18.39%	18.39%	1.05%	0.31%	1.58%	0.31%	1.58%
ONFC	Oneida Financial Corp.	NY	$742	12.22%	8.96%	0.43%	0.86%	6.59%	0.91%	7.05%
PEOP	Peoples Federal Bancshares Inc	MA	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
WVFC	WVS Financial Corp.	PA	$314	10.28%	10.28%	0.45%	0.29%	2.55%	0.28%	2.50%
WEBK	Wellesley Bancorp	MA	$459	10.20%	10.20%	1.41%	0.55%	5.09%	0.54%	4.94%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

In comparison to the average P/B and P/TB ratios for the Peer Group of 97.68% and 101.83%, the Company’s ratios reflected a discount of 32.38% on a P/B basis and a discount of 35.14% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 96.93% and 99.72%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 31.86% and 33.76%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 73.58%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 24.67% and 27.74%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 24.09% and of 26.21%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $17.0 million midpoint of the valuation range, the Company’s value equaled 9.20% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.91%, which implies a discount of 33.86% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 13.90%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 33.81%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings were completed during the past three months. In comparison

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

to the 63.60% average closing forma P/TB ratio of the two recent standard conversions, the Company’s P/TB ratio of 66.05% at the midpoint value reflects an implied premium of 3.85%. At the top of the super range, the Company’s P/TB ratio of 73.58% reflects an implied premium of 15.69% relative to the recent standard conversions average P/TB ratio at closing. The current P/TB ratio of the only recent standard conversion that is publicly-traded (Coastway Bancorp) equaled 73.47%, based on closing stock prices as of February 14, 2014. In comparison to the current P/TB ratio of Coastway Bancorp, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 10.10% and at the top of the super range reflects an implied premium of 0.15%. Comparative pre-conversion financial data for Coastway Bancorp has been included in the Chapter III tables and show that, in comparison to Pilgrim Bancshares, Coastway Bancorp maintained a similar tangible equity-to-assets ratio (7.20% versus 7.29% for Pilgrim Bancshares), a slightly higher return on average assets (0.35% versus 0.22% for Pilgrim Bancshares and a lower ratio of non-performing assets as a percent of assets (3.06% versus 4.06% for Pilgrim Bancshares).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 14, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $16,995,000 at the midpoint, equal to 1,699,500 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $14,445,750 and a maximum value of $19,544,250. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,444,575 at the minimum and 1,954,425 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $22,475,890 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,247,589. Based on this valuation range, the offering range is as follows: $14,025,000 at the minimum, $16,500,000 at the midpoint, $18,975,000 at the maximum and $21,821,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,402,500 at the minimum, 1,650,000 at the midpoint, 1,897,500 at the maximum and 2,182,125 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.